Exhibit 3.1

FORM OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SEARS HOMETOWN AND OUTLET STORES, INC.

The present name of the corporation is Sears Hometown and Outlet Stores, Inc. The corporation was originally incorporated by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on April 23, 2012. This Amended and Restated Certificate of Incorporation of the corporation, which restates and integrates and also further amends the provisions of the corporation’s Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “General Corporation Law”) and by the written consent of its stockholders in accordance with Section 228 of the General Corporation Law. The Certificate of Incorporation of the corporation is hereby amended, integrated and restated to read in its entirety as follows:

FIRST. The name of the corporation is Sears Hometown and Outlet Stores, Inc.

SECOND. The address of the corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH. A. The total number of shares of all classes of stock which the corporation shall be authorized to issue is [INSERT NUMBER] shares, divided into [INSERT NUMBER] shares of Common Stock, par value $.01 per share (herein called “Common Stock”), and [INSERT NUMBER] shares of Preferred Stock, par value $.01 per share (herein called “Preferred Stock”).

B. Preferred Stock

1. Authorization. The Corporation shall not issue Preferred Stock unless such issuance is approved by the affirmative vote of 66-2/3% of the directors then in office.

2. Issuance of Preferred Stock in Series. Subject to the provisions of this Certificate of Incorporation, the Board of Directors shall have authority, by resolution or resolutions thereof, to divide and issue shares of Preferred Stock into series and, within the limitations set forth in this Certificate of Incorporation, to fix and determine the relative rights and preferences of the shares of any series so established. Each series of Preferred Stock shall be designated by the Board of Directors as to distinguish the shares thereof from the shares of all other series of Preferred Stock and other classes of stock of the Corporation. Before any shares of any such series are issued, the Board of Directors shall fix, and hereby is expressly empowered to fix, by resolution or resolutions, the following provisions of the shares thereof: (a) the rate of dividend, the extent of further participation in dividend distributions, if any, and the preferences or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of this class; (b) the price and the terms and conditions on which the shares are redeemable; (c) the amount payable upon shares in event of voluntary or involuntary liquidation; (d) sinking fund provisions for the redemption or purchase of shares; (e) the terms and conditions on which shares are convertible; (f) the circumstances under which shares are entitled to vote; and (g) any other powers, preferences and relative, participating, optional and other special rights, if any, and any qualifications, limitations and restrictions thereof.

The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall accrue and/or be cumulative.

3. Dividends. The holders of Preferred Stock of each series shall be entitled to receive out of any funds legally available therefor, when and as declared by the Board of Directors, dividends in such amount as may be fixed by the Board of Directors in accordance with the resolution adopted providing for the issue of such series before any dividend (other than dividends payable in Common Stock) shall be paid on the Common Stock or other stock ranking junior to the applicable series of Preferred Stock.

4. Preemptive Rights. The holders of shares of Preferred Stock shall have no preemptive right to subscribe for any additional shares of capital stock or other obligations convertible into shares of capital stock which may hereafter be issued by the Corporation.

C. The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware (or any successor provision thereto), and no vote of the holders of either the Common Stock or the Preferred Stock voting separately as a class shall be required therefor.

FIFTH. Unless and except to the extent that the by-laws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

SIXTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the corporation is expressly authorized to make, alter and repeal the by-laws of the corporation.

SEVENTH. A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

EIGHTH. A. The corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section C of this Article EIGHTH, the corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors of the corporation.

B. The corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article EIGHTH or otherwise.

C. If a claim for indemnification under this Article EIGHTH (following the final disposition of such proceeding) is not paid in full within sixty days after the corporation has received a claim therefor by the Covered Person, or if a claim for any advancement of expenses under this Article EIGHTH is not paid in full within thirty days after the corporation has received a statement or statements requesting such amounts to be advanced, the Covered Person shall thereupon (but not before) be entitled to file suit to recover the unpaid amount of such claim. If successful in whole or in part, the Covered Person shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action, the corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

D. The rights conferred on any Covered Person by this Article EIGHTH shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of this certificate of incorporation, the by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

E. The corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

F. Any right to indemnification or to advancement of expenses of any Covered Person arising hereunder shall not be eliminated or impaired by an amendment to or repeal of this Article EIGHTH after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought.

G. This Article EIGHTH shall not limit the right of the corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

NINTH. The corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

TENTH. The corporation shall not be subject to the provisions of Section 203 of the General Corporation Law.

IN WITNESS WHEREOF, Sears Hometown and Outlet Stores, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this          day of                     , 2012.

SEARS HOMETOWN AND OUTLET STORES, INC.
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